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                                                                   EXHIBIT 10.24
                    AMERICAN COMMERCIAL FINANCE CORPORATION

               COMMERCIAL REVOLVING LOAN AND SECURITY AGREEMENT


                                August 19, 1999

1. SECURITY INTEREST. Aseco Corporation, a Delaware corporation with its chief executive office and principal place of business at 500 Donald Lynch Boulevard, Marlboro, Massachusetts 01752 (hereinafter referred to as the "Borrower"), for valuable consideration, receipt whereof is hereby acknowledged, hereby grants to American Commercial Finance Corporation, a Delaware corporation with an office at 433 South Main Street, West Hartford, Connecticut 06110, the secured party hereunder (hereinafter called the "Lender"), a continuing security interest in and to, and assigns to Lender, the following property of the Borrower, wherever located and whether now owned or hereafter acquired:

          (a) all inventory, including all goods, merchandise, raw materials, goods and work in process, finished goods, and other tangible personal property now owned or hereafter acquired and held for sale or lease or furnished or to be furnished under contracts of service or used or consumed in Borrower's business (all hereinafter called the "Inventory");

          (b) all accounts (as defined in the Uniform Commercial Code, hereinafter "Accounts"), contracts, contract rights, notes, bills, drafts, acceptances, general intangibles (including without limitation registered and unregistered tradenames, copyrights, customer lists, goodwill, computer programs, computer records, computer software, computer data, trade secrets, trademarks, patents, ledger sheets, files, records, data processing records relating to any Accounts and all tax refunds of every kind and nature to which Borrower is now or hereafter may become entitled to, no matter how arising), instruments, documents, chattel paper, securities, security entitlements, security accounts, investment property, choses in action, and all other debts, obligations and liabilities in whatever form, owing to Borrower from any person, firm or corporation or any other legal entity, whether now existing or hereafter arising, now or hereafter received by or belonging or owing to Borrower, for goods sold by it or for services rendered by it, or however otherwise same may have been established or created, all guarantees and securities therefor, all right, title and interest of Borrower in the merchandise or services which gave rise thereto, including the rights of reclamation and stoppage in transit, all rights to replevy goods, and all rights of an unpaid seller of merchandise or services (all hereinafter called the "Receivables");

          (c) all machinery, equipment, fixtures and other goods (as defined in Article 9 of the Uniform Commercial Code) whether now owned or hereafter acquired by the Borrower and wherever located, all replacements and substitutions therefor or accessions thereto and all proceeds thereof (all hereinafter called the "Equipment"); and

          (d) all proceeds and products of all of the foregoing in any form, including, without limitation, all proceeds of credit, fire or other insurance, and also including, without limitation, rents and profits resulting from the temporary use of any of the foregoing (which, with Inventory, Receivables and Equipment are all hereinafter called "Collateral").

2. OBLIGATIONS SECURED. The security interest granted hereby is to secure payment and performance of all debts, liabilities and obligations of Borrower to Lender hereunder and also any and all other debts, liabilities and obligations of Borrower to Lender of every kind and description, direct or indirect, absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising, whether or not such obligations are related to the transactions described in this Agreement, by class, or kind, or whether or not contemplated by the parties at the time of the granting of this security interest, regardless of how they arise or by what agreement or instrument they may be evidenced or whether evidenced by any agreement or instrument, and includes obligations to perform acts and refrain from taking action as well as obligations to pay money including, without limitation, all interest, fees, charges, expenses and overdrafts, and also including, without limitation, all obligations and liabilities which Lender may incur or become liable for, on account of, or as a result of, any transactions between Lender and Borrower including any which may arise out of any letter of credit, acceptance or similar instrument or obligation guaranteed or issued by Lender for the account of Borrower (all hereinafter called "Obligations").

3. BORROWER'S PLACES OF BUSINESS, INVENTORY LOCATIONS AND RETURNS POLICY. Borrower warrants that Borrower has no places of business other than that shown at the beginning of this Agreement, unless other places of business are listed on Schedule "A", annexed hereto, in which event Borrower represents that it has additional places of business at those locations set forth on Schedule "A".

     a) Borrower's principal executive office and the office where Borrower keeps its records concerning its accounts, contract rights and other property, is that shown at the beginning of this Agreement. All Inventory presently owned by Borrower is stored at the locations set forth on Schedule "A".
     b) Borrower will promptly notify Lender in writing of any change in the location of any place of business or the location of any Inventory or the establishment of any new place of business or location of Inventory or office where its records are kept which would be shown in this Agreement if it were executed after such change.
     c) Borrower represents and warrants that Exhibit 1 attached hereto describes its returns policy and that it does now, and will continue to, apply the material provisions of such policy consistently in the conduct of its business and agrees that it shall notify Lender in writing before materially changing its policy or the application thereof.

4. BORROWER'S ADDITIONAL REPRESENTATIONS AND WARRANTIES. Borrower represents and warrants that:

     (a) Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and shall hereafter remain in good standing as a corporation in that state, and is duly qualified and in good standing in every other state in which the failure to qualify or become licensed could have a material adverse effect on the financial condition, business or operations of the Borrower.

     (b) Borrower's exact legal name is as set forth in this Agreement and Borrower will not undertake or commit to undertake any act which will result in a change of Borrower's legal name, without giving Lender at least thirty (30) days' prior written notice of the same.

     (c) The execution, delivery and performance of this Agreement, and any other document executed in connection herewith, are within the Borrower's corporate powers, have been duly authorized, are not in contravention of law or the terms of the Borrower's charter, by-laws or other incorporation papers, or of any indenture, agreement or undertaking to which the Borrower is a party or by which it or any of its properties may be bound.

     (d) The Certificate of Incorporation and all amendments thereto of Borrower have been duly filed. All capital stock issued by Borrower and outstanding was and is properly issued.

          (e) Borrower owns all of the assets reflected in the most recent of Borrower's financial statements provided to Lender, except assets sold or otherwise disposed of in the ordinary course of business since the date thereof, and such assets together with any assets acquired since such date, including without limitation the Collateral, are free and clear of any lien, pledge, security interest, charge, mortgage or encumbrance of any nature whatsoever, except (i) the security interests and other encumbrances (if any) listed on Schedule "B" annexed hereto, (ii) those leases set forth on Schedule "C" annexed hereto, (iii) those liens permitted pursuant to Section 13(h) of this Agreement, and (iv) liens and security interests in favor of Lender.

          (f) Except as set forth on Schedule "D" annexed hereto, Borrower has made or filed all tax returns, reports and declarations relating to any material tax liability required by any jurisdiction to which it is subject (any tax liability which may result in a lien on any Collateral being hereby deemed material); has paid all taxes shown or determined to be due thereon except those being contested in good faith and which Borrower has, prior to the date of such contest, identified in writing to Lender as being contested; and has made adequate provision for the payment of all taxes so contested, so that no lien will encumber any Collateral.

          (g) Borrower (i) is subject to no charter, corporate or other legal restriction, or any judgment, award, decree, order, governmental rule or regulation or contractual restriction which could have a material adverse effect on its financial condition, business or prospects, and (ii) is in compliance with its charter documents and by-laws, all material contractual requirements by which it or any of its properties may be bound and all applicable laws, rules and regulations (including without limitation those relating to environmental protection) other than laws, rules or regulations the validity or applicability of which it is contesting in good faith or provisions of any of the foregoing the failure to comply with which cannot reasonably be expected to materially adversely affect its financial condition, business or prospects or the value of any Collateral.

          (h) There is no action, suit, proceeding or investigation pending or, to Borrower's knowledge, threatened against or affecting it or any of its assets before or by any court or other governmental authority which, if determined adversely to it, would have a material adverse effect on its financial condition, business or prospects or the value of any Collateral.

          (i) Borrower is in compliance with ERISA; no Reportable Event has occurred and is continuing with respect to any Plan; and it has no unfunded vested liability under any Plan. The word "Plan" as used in this Agreement means any employee plan subject to Title IV of the Employee Retirement Income Security Act of 1974 ("ERISA") maintained for employees of Borrower, any subsidiary of Borrower or any other trade or business under common control with Borrower within the meaning of Section 414(c) of the Internal Revenue Code of 1986 or any regulations thereunder.

5.   LOANS AND OTHER FINANCIAL ACCOMMODATIONS.

          (a) From time to time upon Borrower's request, so long as the sum of the aggregate principal amount of all loans outstanding and the requested loan does not exceed the lesser of (i) the Borrowing Base (as defined below), or (ii) the Credit Limit (as defined below), Lender shall make such requested loan, provided that there has not occurred an Event of Default or an event which, with notice or the lapse of time or both, would constitute an Event of Default.

          (b) All loans shall bear interest and at the option of the Lender shall be evidenced by notes in a form satisfactory to Lender, but in the absence of notes shall be evidenced by Lender's records of loans and repayments.

          Interest will be charged to Borrower at a fluctuating rate which is the daily equivalent to a rate equal to the aggregate of : (x) the Prime Rate, and (y) one and one-half (1.50%) percent per annum, or at such other rate agreed on from time to time by the parties, upon any balance owing to Lender at the close of each day and shall be payable (i) on the first day of each month in arrears; (ii) on termination of this Agreement pursuant to Section 18 hereof;
(iii) on acceleration of the time for payment of the Obligations pursuant to
Section 14 hereof; and (iv) on the date the Obligations are paid in full. Any change in the interest rate because of a change in the Prime Rate shall become effective, without notice or demand, on the first day of each month immediately following the month in which any change in the Prime Rate occurs so that the Prime Rate in effect on the last day of any month shall be the Prime Rate for interest computation purposes for the next succeeding month. Interest shall be computed on the basis of the actual number of days elapsed over a year of three hundred sixty (360) days. The term "Prime Rate" as used herein shall mean the Prime Rate as published from time to time in the "Money Rates" section of The
                                                                          ---
Wall Street Journal or any successor publication, or in the event that such rate
-------------------
is no longer published in The Wall Street Journal, a comparable index or
                          -----------------------
reference selected by Lender in its reasonable discretion. The Prime Rate may not be the lowest or most favorable rate charged by Lender. Interest shall be payable in lawful money of the United States of America to Lender, or as Lender shall direct, without set-off, deduction or counterclaim.

          Borrower and Lender have agreed that, because Lender is arranging for the availability to Lender of sufficient funds to finance the loans, interest will be charged on a minimum assumed principal balance of not less than Two Million One Hundred Thousand ($2,100,000.00) Dollars. Accordingly, interest for each month shall accrue on the loans, at the rate set forth above, on the greater of: (i) the average daily unpaid loan balance of the loan; or (ii) a minimum assumed principal balance of not less than Two Million One Hundred Thousand ($2,100,000.00) Dollars and shall be payable as set forth above.

          (c) The term "Borrowing Base" as used herein shall mean the sum of the following:

          (i) seventy (70%) percent of the unpaid face amount of Qualified Accounts (as defined below) or such other percentage thereof as may from time to time be fixed by Lender upon notice to Borrower, if Lender determines in its reasonable judgment that there has been a change in circumstances relating to any or all Accounts from those circumstances in existence on or prior to the date hereof; PLUS

          (ii) the lesser of (A) $800,000.00, or (B) twenty-five (25%) of the cost or market value, whichever is lower, of all Eligible Inventory (as defined below) consisting of inventory located on the premises of Borrower, or such other percentage thereof as may from time to time be fixed by Lender upon notice to Borrower, if Lender determines in its reasonable judgment that there has been a change in circumstances relating to any or all such Inventory from those circumstances in existence on or prior to the date hereof;

but in no event shall the sum of all loans plus the sum of the aggregate amount undrawn on all letters of credit and acceptances be in excess of the Credit Limit.

          For purposes of computing the Borrowing Base, the value of any Qualified Account with a net face value in excess of Fifty Thousand ($50,000.00) Dollars shall be reduced to Fifty Thousand ($50,000.00) Dollars prior to the application of such Borrowing Base. Lender may, in its sole discretion, raise or lower the Fifty Thousand ($50,000.00) Dollars limit set forth in the immediately preceding sentence without in any way creating a course of conduct which requires Lender to maintain such raised or lowered limit or to raise or lower such limit again in the future. Lender, in the exercise of its discretion, has set credit limits on those customers of Borrower set forth on Schedule "E" annexed hereto. Lender may, in its sole discretion, raise or lower the credit limits described on Schedule "E" without in any way creating a course of conduct which requires Lender to maintain such raised or lowered credit limits or to raise or lower such credit limits again in the future.

          (d) The term "Credit Limit" as used herein shall mean an amount equal to Three Million ($3,000,000.00) Dollars.

          (e) Borrower hereby authorizes and directs Lender, in Lender's sole discretion (provided, however, Lender shall have no obligation to do so): (i) to pay accrued interest as the same becomes due and payable pursuant to this Agreement or pursuant to any note or other agreement between Borrower and Lender, and to treat the same as a loan to Borrower, which shall be added to Borrower's loan balance pursuant to this Agreement; or (ii) apply the proceeds of Collateral, including, without limitation, payments on Accounts and other payments from sales or lease of Inventory and any other funds to the payment of such items. Lender shall promptly notify Borrower of any such charges or applications.

          (f) Borrower shall pay to Lender the principal amount of all loans as follows:

               (i)  Borrowing Base Exceeded. Whenever the outstanding principal
                    -----------------------
          balance of all loans exceeds the Borrowing Base, Borrower shall immediately pay to Lender the excess of the outstanding principal balance of the loans over the Borrowing Base.

               (ii) Payment in Full on Termination. On termination of this
                    ------------------------------
          Agreement, pursuant to Section 18 or acceleration of the obligations pursuant to Section 14, Borrower shall pay to Lender the entire outstanding principal balance of all loans and shall deliver to Lender cash collateral in an amount equal to the aggregate of amounts then undrawn on all outstanding Letters of Credit guaranteed by the Lender for the account of the Borrower.

          (g) The making of loans, advances, and credits by Lender to the Borrower in excess of the above described Borrowing Base formula is for the benefit of the Borrower and does not affect the obligations of Borrower hereunder; all such loans constitute Obligations and must be repaid by Borrower in accordance with the terms of this Agreement.

          (h) Lender may, at any time and from time to time, in its reasonable judgment establish reserves against the Accounts and/or the Inventory of the Borrower. The amount of such reserves shall be subtracted from Qualified Accounts or Eligible Inventory, as applicable, when calculating the amount of the Borrowing Base.

          (i) Borrower shall also pay to Lender a nonrefundable commitment fee equal to the greater of (i) one-half of one (.50%) percent of the Credit Limit, or (ii) Fifteen Thousand ($15,000.00) Dollars, on the date hereof and on each anniversary date of this Agreement. It is understood that the determination of the Credit Limit shall be made without regard to the components of the Borrowing Base based upon Qualified Accounts and Eligible Inventory. For example, for purposes of this provision, on the date hereof the maximum principal amount of the Loan is Three Million ($3,000,000.00) Dollars and the commitment fee payable on the date hereof is Fifteen Thousand ($15,000.00) Dollars.

          (j) It is the intention of the parties hereto to comply strictly with applicable usury laws, if any; accordingly, notwithstanding any provisions to the contrary in this Agreement or any other documents or instruments executed in connection herewith, in no event shall this Agreement or such documents or instruments require or permit the payment, taking, reserving, receiving, collecting or charging of any sums constituting interest under applicable laws which exceed the maximum amount permitted by such laws. If any such excess interest is called for, contracted for, charged, paid, taken, reserved, collected or received in connection with the Obligations or in any communication by Lender or any other person to the Borrower or any other person, or in the event all or part of the principal of the Obligations or interest thereon shall be prepaid or accelerated, so that under any of such circumstances or under any other circumstance whatsoever the amount of interest contracted for, charged, taken, collected, reserved, or received on the amount of principal actually outstanding from time to time under this Agreement shall exceed the maximum amount of interest permitted by applicable usury laws, if any, then in any such event it is agreed as follows: (i) the provisions of this paragraph shall govern and control, (ii) neither the Borrower nor any other person or entity now or hereafter liable for the payment of the Obligations shall be obligated to pay the amount of such interest to the extent such interest is in excess of the maximum amount of interest permitted by applicable usury laws, if any, (iii) any such excess which is or has been received notwithstanding this paragraph shall be credited against the then unpaid principal balance hereof or, if the Obligations have been or would be paid in full by such credit, refunded to the Borrower, and (iv) the provisions of this Agreement and the other documents or instruments executed in connection herewith, and any communication to the Borrower, shall immediately be deemed reformed and such excess interest reduced, without the necessity of executing any other document, to the maximum lawful rate allowed under applicable laws as now or hereafter construed by courts having jurisdiction hereof or thereof. Without limiting the foregoing, all calculations of the rate of interest contracted for, charged, taken, collected, reserved, or received in connection herewith which are made for the purpose of determining whether such rate exceeds the maximum lawful rate shall be made to the extent permitted by applicable laws by amortizing, prorating, allocating and spreading during the period of the full term of the Obligations, including all prior and subsequent renewals and extensions, all interest at any time contracted for, charged, taken, collected, reserved or received. The terms of this paragraph shall be deemed to be incorporated in every Loan Document and communication relating to the Obligations.

          (k) In the event Borrower's Accounts suffer a dilution at any time resulting from bad debts, credit memos, returned merchandise or any other reason or any combination thereof (other than payment) in an amount equal to or greater than five (5%) percent of that portion of the Borrowing Base computed pursuant to Section 5(c)(i), Lender, in its sole discretion, may reduce the applicable percentage to be applied to the face amount of Qualified Accounts used to determine that portion of the Borrowing Base computed pursuant to Section 5(c)(i).

6. DEFINITION OF QUALIFIED ACCOUNT. The term "Qualified Account", as used herein, means an Account owing to Borrower which met the following specifications at the time it came into existence and continues to meet the same until it is collected in full:

          (a) The Account is not more than ninety (90) days from the date of the invoice thereof.

          (b) The Account arose from the performance of services or an outright sale of goods by Borrower, such goods have been shipped to the account debtor, and Borrower has possession of, or has delivered to Lender, shipping and delivery receipts evidencing such shipment.

          (c) The Account is not subject to any prior assignment, claim, lien, or security interest, and Borrower will not make any further assignment thereof or create any further security interest therein, nor permit Borrower's rights therein to be reached by attachment, levy, garnishment or other judicial process.

          (d) The Account is not subject to set-off, credit, allowance or adjustment by the account debtor, except discount allowed for prompt payment and the account debtor has not disputed his liability thereon and has not returned any of the goods from the sale of which the Account arose.

          (e) The Account arose in the ordinary course of Borrower's business and did not arise from the performance of services or a sale of goods to a supplier or employee of the Borrower.

          (f) No notice of bankruptcy or insolvency of the account debtor has been received by or is known to the Borrower.

          (g) The Account is not owed by an account debtor whose principal place of business is outside the United States of America, unless the Account is insured by an entity, acceptable to Lender, on terms and conditions satisfactory to Lender pursuant to a credit insurance policy that names Lender as a co-insured.

          (h) The Account is not owed by an entity which is a parent, brother/sister, subsidiary or affiliate of Borrower.

          (i) The account debtor is not located in the State of New Jersey or in the State of Minnesota, unless Borrower has filed and shall file all legally required Notice of Business Activities Reports with the New Jersey Division of Taxation or the Minnesota Department of Revenue, as the case may be.

          (j) The Account (the "Excess Account") when aggregated with all of the Accounts of that account debtor does not exceed twenty (20%) percent of the then aggregate of Qualified Accounts, provided that, in such event, only the Excess Account will be excluded from the definition of Qualified Account.

          (k)  The Account is not evidenced by a promissory note.

          (l) The Account did not arise out of any sale made on a bill and hold, dating or delayed shipment basis.

          (m) Lender, in accordance with its normal credit policies, has not deemed the Account to be unacceptable for any reason.

PROVIDED THAT if at any time twenty-five (25%) percent or more of the aggregate amount of the Accounts due from any account debtor are unpaid in whole or in part more than ninety (90) days from the respective dates of invoice, from and after such time none of the Accounts (then existing or hereafter arising) due from such account debtor shall be deemed to be Qualified Accounts until such time as all Accounts due from such account debtor are (as a result of actual payments received thereon) no more than ninety (90) days from the date of invoice; Accounts payable by Borrower to an account debtor shall be netted against Accounts due from such account debtor and the difference (if positive) shall constitute Qualified Accounts from such account debtor for purposes of determining the Borrowing Base (notwithstanding paragraph (d) above); characterization of any Account due from an account debtor as a Qualified Account shall not be deemed a determination by Lender as to its actual value nor in any way obligate Lender to accept any Account subsequently arising from such account debtor to be, or to continue to deem such Account to be, a Qualified Account; it is Borrower's responsibility to determine the creditworthiness of account debtors and all risks concerning the same and collection of Accounts are with Borrower; and all Accounts whether or not Qualified Accounts constitute Collateral.

7. DEFINITION OF ELIGIBLE INVENTORY. The term "Eligible Inventory", as used herein, means Borrower's raw materials, work in process and finished goods which are initially and at all times until sold: new and unused (except, with Lender's written approval, used equipment held for sale or lease), in first-class condition, merchantable and saleable through normal trade channels; at a location which has been identified in writing to Lender, at a location that has been approved by Lender in writing; subject to a perfected security interest in favor of Lender; owned by Borrower free and clear of any lien except in favor of Lender; not obsolete; not scrap, waste, defective goods and the like; have been produced by Borrower in accordance with the Federal Fair Labor Standards Act of 1938, as amended, and all rules, regulations and orders promulgated thereunder; not stored with a bailee, warehouseman or similar party unless Lender has given its prior written consent thereto and Borrower has caused each such bailee, warehouseman or similar party to issue and deliver to Lender warehouse receipts in Lender's name for such Inventory; and have not been designated by Lender, in accordance with its normal credit policies, as unacceptable for any reason by notice to Borrower. As of the date hereof, the only approved Inventory location is the principal executive office of Borrower.

8. LENDER'S REPORTS. After the end of each month, Lender will render to Borrower a statement of Borrower's loan account with Lender hereunder, showing all applicable credits and debits. Each statement shall be considered correct and to have been accepted by Borrower and shall be conclusively binding upon Borrower in respect of all charges, debits and credits of whatsoever nature contained therein under or pursuant to this Agreement, and the closing balance shown therein, unless Borrower notifies Lender in writing of any discrepancy within ten (10) days from the mailing by Lender to Borrower of any such monthly statement.

9.   COLLECTIONS; SET OFF; NOTICE OF ASSIGNMENT; EXPENSES; POWER OF ATTORNEY.

          (a) Unless Lender notifies Borrower that it specifically dispenses with one or more of the following requirements, Borrower will, immediately upon receipt of the proceeds of Collateral (i.e., all checks, drafts, cash and other remittances in payment of any Inventory sold or in payment or on account of Borrower's accounts, contracts, contract rights, notes, bills, drafts, acceptances, general intangibles, choses in action and all other forms of obligations), deliver the same to Lender accompanied by a remittance report in form specified by Lender. Said proceeds shall be delivered to Lender in the same form received except for the endorsement of Borrower where necessary to permit collection of items, which endorsement Borrower agrees to make. So long as Lender elects to keep a Collateral Account (as defined below) in existence, Borrower shall deposit the proceeds of Collateral in the Collateral Account and shall, on the day of each deposit, forward to Lender a copy of the deposit receipt of the depository bank indicating that such deposit has been made. All collections of the proceeds of Collateral shall be set forth on a schedule in form and substance satisfactory to Lender. Collections of proceeds of Collateral shall be credited to the Obligations of Borrower on the day of actual receipt by Lender; provided, however, that all credits shall be conditional credits subject to collection and that returned items, at Lender's option, may be charged to Borrower; and further provided that for purposes of the computation of interest, items shall not be deemed to be collected until three (3) days after their actual receipt by Lender. The order and method of such application shall be in the reasonable discretion of Lender and any portion of such funds which Lender elects not to so apply shall be paid over from time to time by Lender to Borrower. Lender will at all times have the right to require Borrower (i) to enter into a lockbox arrangement with a bank (satisfactory to Lender) for the collection of such remittances and payments, or (ii) to maintain its deposit accounts at a financial institution which has agreed to accept drafts drawn on it by Lender under a written depository transfer agreement with Lender and to block Borrower's account and to waive its rights as against such account. The term "Collateral Account" as used herein shall mean a bank account to the proceeds of Collateral are credited and over which Lender has the sole power of application and withdrawal.

          (b) Any and all deposits or other sums at any time credited by or due from Lender to Borrower shall at all times constitute additional security for the Obligations and may be set-off against any Obligations at any time following the occurrence of an Event of Default or an event which with notice or the lapse of time, or both, would constitute an Event of Default whether or not they are then due or other security held by Lender is considered by Lender to be adequate. Any and all instruments, documents, policies and certificates of insurance, securities, goods, accounts, choses in action, general intangibles, chattel papers, cash, property and the proceeds thereof (whether or not the same are Collateral or proceeds thereof hereunder) owned by Borrower or in which Borrower has an interest, which now or hereafter are at any time in possession or control of Lender or in transit by mail or carrier to or from Lender or in the possession of any third party acting in Lender's behalf, without regard to whether Lender received the same in pledge, for safekeeping, as agent for collection or transmission or otherwise or whether Lender had conditionally released the same, shall constitute additional security for the Obligations and may be applied at any time following the occurrence of an Event of Default or an event which with notice or the lapse of time, or both, would constitute an Event of Default, to any Obligations which are then owing, whether due or not due. Lender shall be entitled to presume, in the absence of clear and specific written notice to the contrary hereinafter provided by Borrower to Lender, that any and all deposits maintained by Borrower with Lender are general accounts as to which no person or entity other than Borrower has any legal or equitable interest whatsoever.

          (c) Lender may at any time, after the occurrence of an Event of Default or an event which, with notice or the passage of time or both, would constitute an Event of Default, notify account debtors that Collateral has been assigned to Lender and that payments shall be made directly to or as directed by Lender. Upon request of Lender at any time, Borrower will so notify such account debtors and will indicate on all billings to such account debtors that their Accounts must be paid directly to or as directed by Lender. Lender shall have full power to collect, compromise, endorse, sell or otherwise deal with the Collateral or proceeds thereof in its own name or in the name of Borrower.

          (d) Borrower shall pay to Lender on demand any and all reasonable counsel fees and other expenses incurred by Lender in connection with the preparation, interpretation, enforcement, administration or amendment of this Agreement, or of any documents relating thereto, and any and all reasonable expenses, including, but not limited to, a collection charge on all Accounts collected, all reasonable attorneys' fees and expenses, and all other expenses of like or unlike nature which may be expended by Lender to obtain or enforce payment of any Account either as against the account debtor, Borrower, or any guarantor or surety of Borrower or in the prosecution or defense of any action or concerning any matter growing out of or connected with the subject matter of this Agreement, the Obligations or the Collateral or any of Lender's rights or interests therein or thereto, including, without limiting the generality of the foregoing, any counsel fees or expenses incurred in any bankruptcy or insolvency proceedings and all reasonable costs and expenses incurred or paid by Lender in connection with the administration, supervision, protection or realization on any security held by Lender for the debt secured hereby, whether such security was granted by Borrower or by any other person primarily or secondarily liable (with or without recourse) with respect to such debt, and all reasonable costs and expenses incurred by Lender in connection with the defense, settlement or satisfaction of any action, claim or demand asserted against Lender in connection with the debt secured hereby, all of which amounts shall be considered advances to protect Lender's security, and shall be secured hereby. At its option, and without limiting any other rights or remedies, Lender may at any time pay or discharge any taxes, liens, security interests or other encumbrances at any time levied against or placed on any of the Collateral, and may procure and pay any premiums on any insurance required to be carried by Borrower, and provide for the maintenance and preservation of any of the Collateral, and otherwise take any action reasonably deemed necessary to Lender to protect its security, and all amounts expended by Lender in connection with any of the foregoing matters, including reasonable attorneys' fees, shall be considered obligations of Borrower and shall be secured hereby.

          (e) Borrower does hereby make, constitute and appoint any officer or agent of Lender as Borrower's true and lawful attorney-in-fact, with power to endorse the name of Borrower or any of Borrower's officers or agents upon any notes, checks, drafts, money orders, or other instruments of payment (including payments payable under any policy of insurance on the Collateral) or Collateral that may come into possession of Lender in full or part payment of any amounts owing to Lender; to sign and endorse the name of Borrower or any of Borrower's officers or agents upon any invoice, freight or express bill, bill of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications and notices in connection with Accounts, and any instrument or documents relating thereto or to Borrower's rights therein; to give written notice to such office and officials of the United States Post Office to effect such change or changes of address so that all mail addressed to Borrower may be delivered directly to Lender; granting upon Borrower's said attorney full power to do any and all things necessary to be done in and about the premises as fully and effectually as Borrower might or could do, and hereby ratifying all that said attorney shall lawfully do or cause to be done by virtue hereof. Neither Lender nor the attorney shall be liable for any acts or omissions nor for any error of judgment or mistake, except for their gross negligence or willful misconduct. This power of attorney shall be irrevocable for the term of this Agreement and all transactions hereunder and thereafter as long as Borrower may be indebted to Lender. Except for the endorsement of checks and other items of payment that may come into possession of Lender, Lender agrees not to exercise the foregoing power of attorney prior to the occurrence of an Event of Default.

10. FINANCING STATEMENTS. At the request of Lender, Borrower will join with Lender in executing one or more Financing Statements pursuant to the Uniform Commercial Code or other notices appropriate under applicable law in form satisfactory to Lender and will pay the cost of filing the same in all public offices wherever filing is deemed by Lender to be necessary or desirable. A legible carbon, photographic or other reproduction of this Agreement shall be sufficient as a financing statement.

11. BORROWER'S REPORTS. Borrower covenants and agrees that from the date hereof until payment and performance in full of all Obligations, and until the termination of this Agreement, unless Lender otherwise consents in writing, Borrower shall deliver or cause to be delivered to Lender:

          (a) Within thirty (30) days after the close of each fiscal month of Borrower, internally prepared, unaudited, financial statements of Borrower including balance sheets as of the close of each month and statements of income and retained earnings for such month and for that portion of the fiscal year-to-date then ended, which shall be prepared on a basis consistent with that of the preceding period or containing disclosure of the effect on financial condition or results of operations, and which shall be certified by the chief financial officer of Borrower as being accurate and fairly presenting the financial condition of Borrower.

          (b) Within ninety (90) days after the close of each fiscal year of Borrower, consolidated and consolidating audited financial statements including a balance sheet as of the close of such fiscal year and statements of income, stockholders' capital and cash flow for the year then ended, prepared in conformity with generally accepted accounting principles, applied on a basis consistent with that of the preceding year or containing disclosure of the effect on financial condition or results of operations of any change in the application of accounting principles during the year, and accompanied by a report thereon containing an unqualified opinion of a recognized certified public accounting firm selected by Borrower and reasonably satisfactory to Lender, which opinion shall state that such financial statements fairly present the financial condition and results of operations of Borrower in accordance with generally accepted accounting principles, and also accompanied by a written statement from such accountants stating that they have reviewed such financial statements and the financial covenants set forth in Section 13 and have found no evidence of an Event of Default having occurred or of an event which with passage of time and/or giving of notice would constitute an Event of Default having occurred.

          (c) Within ten (10) days of the close of each month, monthly aging of accounts receivable and accounts payable and inventory status reports in form, scope and substance satisfactory to Lender. Inventory status reports shall include and identify all Inventory not located at the chief executive office of Borrower.

          (d) Daily loan and collateral designations in the form supplied by Lender to Borrower.

          (e) Within ten (10) days after Borrower's receipt, any management letter prepared by Borrower's independent auditors.

          (f) Contemporaneously with the delivery to shareholders or governmental agencies, including, without limitation, the Securities and Exchange Commission, copies of all reports and information delivered to shareholders or filed with governmental agencies.

          (g) Within ninety (90) days after the close of each fiscal year of Aseco (Singapore) PTE LTD, a guarantor of the obligations of Borrower, consolidated and consolidating audited financial statements of Aseco (Singapore) PTE LTD and Borrower prepared by independent public accountants reasonably satisfactory to Lender and accompanied by an unqualified opinion of such independent public accountants as to the consolidated financial statements. The consolidating portion of the financial statements will be unaudited.

          (h) Within ninety (90) days after the close of each fiscal year of Aseco International, Inc., a guarantor of the obligations of Borrower, internally prepared financial statements as of the end of such fiscal year, all in reasonable detail and stating in comparative form the respective figures for the corresponding date and period for the prior fiscal year, all prepared in accordance with generally accepted accounting principles consistently applied and certified by the chief financial officer of Aseco International, Inc.

          (i) As soon as available and in any event within thirty (30) days after the close of each quarterly period of Borrower's fiscal year, a Compliance Certificate in the form of Exhibit 2 annexed hereto prepared by Borrower's certified public accountants.

          (j) Promptly upon Lender's written request, such other information about the financial condition and operations of Borrower or any guarantor, as Lender may, from time to time, reasonably request.

          (k) Immediately upon becoming aware of any Event of Default, or if any representation or warranty contained herein is no longer true or accurate, notice thereof in writing.

          Commencing ninety (90) days from the date hereof, all information regarding sales, cash receipts, Accounts and Inventory shall be transmitted to Lender electronically, in ASCII readable formats, either on disk or transmitted to Lender via modem. In the event that Borrower fails to report such information to Lender electronically, Lender reserves the right, in its sole discretion, toadjust the margin over the Prime Rate payable by Borrower hereunder upon ten (10) days notice to Borrower.

12.  GENERAL AGREEMENTS OF BORROWER.

          (a) Borrower agrees to keep all the Collateral insured with coverage and in amounts not less than that usually carried by one engaged in a like business and in any event not less than that required by Lender with loss payable to Lender and Borrower, as their interests may appear, hereby appointing Lender as attorney for Borrower in obtaining, adjusting, settling and canceling such insurance and endorsing any drafts. As further assurance for the payment and performance of the Obligations, Borrower hereby assigns to Lender all sums, including returns of unearned premiums, which may become payable under any policy of insurance on the Collateral and Borrower hereby directs each insurance company issuing any such policy to make payment of such sums directly to Lender.

          (b) Lender or its agents have the right during ordinary business hours to inspect the Collateral and all records pertaining thereto at intervals to be determined by Lender and without hindrance or delay.

          (c) Borrower will at all times keep accurate and complete records of Borrower's Inventory, Accounts and other Collateral, and will permit Lender to audit the books and records of Borrower and to conduct or cause to be conducted appraisals of Borrower's assets at such times, upon reasonable notice, and in such manner and detail as Lender deems reasonable. Without limiting the generality of the foregoing, Lender shall be allowed to verify the Receivables and Inventory of Borrower and to confirm with account debtors the validity and amount of Receivables. Borrower shall promptly pay to Lender reasonable audit fees and any out-of-pocket expenses incurred by any third party retained by Lender in connection with any audit if Lender, in its sole discretion, deems it necessary to hire outside auditors after the occurrence of an Event of Default. In addition, Borrower shall promptly pay or reimburse Lender for the costs of any such appraisals conducted by or for Lender. Lender may pay any such audit fees and out-of-pocket expenses and treat the same as a loan to Borrower.

          (d) Borrower will maintain a standard and modern system of accounting which enables Borrower to produce financial statements in accordance with generally accepted accounting principles and maintain records pertaining to the Collateral that contain information as from time to time may be requested by Lender.

          (e) Borrower will maintain its corporate existence in good standing and comply in all material respects with all laws and regulations of the United States or of any state or states thereof or of any political subdivision thereof, or of any governmental authority which may be applicable to it or to its business.

          (f) Borrower will pay all real and personal property taxes, assessments and charges and all franchises, income, unemployment, old age benefits, withholding, sales and other taxes assessed against it, or payable by it at such times and in such manner as to prevent any penalty from accruing or any lien or charge from attaching to its property.

          (g) Lender may in its own name or in the name of others communicate with account debtors in order to verify with them to Lender's reasonable satisfaction the existence, amount and terms of any Accounts.

its sole discretion, to adjust the margin over the Prime Rate payable by Borrower hereunder upon ten (10) days notice to Borrower.

          (h) This Agreement may but need not be supplemented by separate assignments of Accounts and if such assignments are given the rights and security interests given thereby shall be in addition to and not in limitation of the rights and security interests given by this Agreement.

          (i) If any of Borrower's Accounts arise out of contracts with the United States or any department, agency, or instrumentality thereof, Borrower will immediately notify Lender thereof in writing and execute any instruments and take any steps reasonably required by Lender in order that all monies due and to become due under such contracts shall be assigned to Lender and notice thereof given to the Government under the Federal Assignment of Claims Act.

          (j) If any of Borrower's Accounts should be evidenced by promissory notes, trade acceptances, or other instruments for the payment of money, Borrower will immediately deliver same to Lender, appropriately endorsed to Lender's order and, regardless of the form of such endorsement, Borrower hereby waives presentment, demand, notice of dishonor, protest and notice of protest and all other notices with respect thereto.

          (k) Borrower will promptly pay when due all taxes and assessments upon the Collateral or for its use or operation or upon this Loan and Security Agreement, or upon any note or notes evidencing the Obligations, and will, at the request of Lender, promptly furnish Lender the receipted bills therefor. At its option, Lender may discharge taxes, liens or security interests or other encumbrances at any time levied or placed on the Collateral, may pay for insurance on the Collateral and may pay for the maintenance and preservation of the Collateral. Borrower agrees to reimburse Lender on demand for any payments made, or any expenses incurred by Lender pursuant to the foregoing authorization, and upon failure of the Borrower so to reimburse Lender, any such sums paid or advanced by Lender shall be deemed secured by the Collateral and constitute part of the Obligations.

          (l) Borrower will immediately notify Lender upon receipt of notification of any potential or known release or threat of release of hazardous materials, hazardous waste, hazardous or toxic substance or oil from any site operated by Borrower or of the incurrence of any expense or loss in connection therewith or with the Borrower's obtaining knowledge of any investigation, action or the incurrence of any expense or loss by any governmental authority in connection with the assessment, containment or removal of any hazardous material or oil for which expense or loss the Borrower may be liable. As used herein, the terms "hazardous waste," "hazardous or toxic substance," "hazardous material" or "oil" shall have the same meanings as defined and used in any of the following (the "Acts"): the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 et seq.; the Federal
                                                          ------
Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901 et seq.; the
                                                                ------
Hazardous Materials Transportation Act, 49 U.S.C. Sections 1801 et seq.; the
                                                                ------
Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; M.G.L.A. c. 21E
                                                     ------
(Massachusetts Oil and Hazardous Material Release Prevention Act); M.G.L.A. c. 21C (Massachusetts Hazardous Waste Management Act); and/or the regulations adopted and publications promulgated pursuant to any of the Acts, as the same may be amended from time to time.

          (m) Except for Lender's gross negligence or willful misconduct, Borrower will indemnify and save Lender harmless from all loss, costs, damage, liability or expenses (including, without limitation, court costs and reasonable attorneys' fees) that Lender may sustain or incur by reason of defending or protecting this security interest or the priority thereof or enforcing the Obligations, or in the prosecution or defense of any action or proceeding concerning any matter growing out of or in connection with this Agreement and/or any other documents now or hereafter executed in connection with this Agreement and/or the Obligations and/or the Collateral. This indemnity shall survive the repayment of the Obligations and the termination of Lender's agreement to make loans available to Borrower and the termination of this Agreement.

          (n) At the option of Lender, Borrower will furnish to Lender, from time to time, within five (5) days after the accrual in accordance with applicable law of Borrower's obligation to make deposits for F.I.C.A. and withholding taxes and/or sales taxes, proof satisfactory to Lender that such deposits have been made as required.

          (o) Should Borrower fail to make any of such deposits or furnish such proof then Lender may, in its sole and absolute discretion, (a) make any of such deposits or any part thereof, (b) pay such taxes, or any part thereof, or (c) set-up such reserves as Lender, in its judgment, shall deem necessary to satisfy the liability for such taxes. Each amount so deposited or paid shall constitute an advance under the terms hereof, repayable on demand with interest, as provided herein, and secured by all Collateral and any other property at any time pledged by Borrower with Lender. Nothing herein shall be deemed to obligate Lender to make any such deposit or payment or set-up such reserve and the making of one or more of such deposits or payments or the setting-up of such reserve shall not constitute (i) an agreement on Lender's part to take any further or similar action, or (ii) a waiver of any default by Borrower under the terms hereof.

          (p) All advances by Lender to Borrower under this Agreement and under any other agreement constitute one general revolving fluctuating loan, and all indebtedness of Borrower to Lender under this and under any other agreement constitute one general Obligation. Each advance to Borrower hereunder or otherwise shall be made upon the security of all of the Collateral held and to be held by Lender. It is distinctly understood and agreed that all of the rights of Lender contained in this Agreement shall likewise apply, insofar as applicable, to any modification of or supplement to this Agreement and to any other agreements between Lender and Borrower. Any default of this Agreement by Borrower shall constitute, likewise, a default by Borrower of any other existing agreement with Lender, and any default by Borrower of any other agreement with Lender shallconstitute a default of this Agreement. The entire Obligation of Borrower to Lender shall become due and payable when payments become due and payable hereunder upon termination of this Agreement.

          (q) Borrower hereby grants to Lender for a term to commence on the date of this Agreement and continuing thereafter until all debts and Obligations of any kind or character owing from Borrower to Lender are fully paid and discharged, the right to use all premises or places of business which Borrower presently has or may hereafter have and where any of the Collateral may be located, at a total rental for the entire period of $1.00. Lender agrees not to exercise the rights granted in this paragraph unless and until Lender determines to exercise its rights against the Collateral.

          (r) Borrower will, at its expense, upon request of Lender promptly and duly execute and deliver such documents and assurances and take such actions as may be necessary or desirable or as Lender may request in order to correct any defect, error or omission which may at any time be discovered or to more effectively carry out the intent and purpose of this Agreement and to establish, perfect and protect Lender's security interest, rights and remedies created or intended to be created hereunder.

          (s) Borrower shall perform any and all further steps reasonably requested by Lender to perfect Lender's security interest in Inventory, placing and maintaining signs, appointing custodians, maintaining stock records and transferring Inventory to warehouses. A "cycle count" of all Inventory, wherever located, shall be taken by Borrower at least annually and whenever requested by Lender if one or more of the Events of Default exist.

          (t) Borrower hereby grants to Lender for a term to commence on the date of this Agreement and continuing thereafter until all debts and Obligations of any kind or character owed to Lender are fully paid and discharged, a non-exclusive irrevocable royalty-free license in connection with Lender's exercise of its rights hereunder, to use, apply or affix any trademark, trade name logo or the like and to use any patents, in which the Borrower now or hereafter has rights, which license may be used by Lender upon and after the occurrence of any one or more of the Events of Default, provided, however, that such use by Lender shall be suspended if such Events of Default are cured. This license shall be in addition to, and not in lieu of, the inclusion of all of Borrower's trademarks, servicemarks, tradenames, logos, goodwill, patents, franchises and licenses in the Collateral; in addition to the right to use said Collateral as provided in this paragraph, Lender shall have full right to exercise any and all of its other rights regarding Collateral with respect to such trademarks, servicemarks, tradenames, logos, goodwill, patents, franchises and licenses. Lender agrees not to exercise the license granted pursuant to this section prior to the occurrence of an Event of Default which is continuing.

          (u) Borrower will maintain its main operating account and depository accounts at Fleet National Bank. Borrower also maintains bank accounts at USTrust, correspondents of Fleet National Bank in Singapore, The Royal Bank of Canada in Barbados and Midland Bank in England.

13. BORROWER'S NEGATIVE COVENANTS. Borrower will not at any time without Lender's prior written consent:

          (a)  (Tangible Net Worth) permit its tangible net worth to be less
               --------------------
than $6,000,000.00;

          (b)  (Debt to Worth) permit the aggregate amount of its indebtedness
               ---------------
to be more than 1.25 times the amount of its tangible net worth;

          (c)  (Capital Expenditures) during any fiscal year of Borrower, make,
               ----------------------
directly or indirectly, capital expenditures in an aggregate amount greater than $500,000.00;

          (d)  (Capital Base) (i) permit its tangible capital base to be less
               --------------
than $6,000,000.00, or (ii) permit its senior indebtedness to be more than 1.25 times the amount of its tangible capital base;

          (e)  (Subchapter S Corporation) if Borrower is a Subchapter S
               --------------------------
corporation, make distributions to its shareholders during any fiscal year of Borrower in an aggregate amount greater than the amount necessary to pay federal and state income taxes upon Borrower's undistributed income for such year;

     (g)  (Disposition of Collateral) sell, assign, exchange or otherwise
          ---------------------------
dispose of any of the Collateral, other than Inventory consisting of (i) scrap, waste, defective goods and the like; (ii) obsolete goods; (iii) finished goods sold in the ordinary course of business or any interest therein to any individual, partnership, trust or other corporation; and (iv) Equipment which is no longer required or deemed necessary for the conduct of Borrower's business, so long as Borrower receives therefor a sum substantially equal to such Equipment's fair value, remits such sum to

Lender in accordance with the terms of this Agreement or replaces such Equipment with other equipment of similar value which is subject to a first security interest in Lender's favor;

          (h)  (Liens) create, permit to be created or suffer to exist any lien,
               -------
encumbrance or security interest of any kind ("Lien") upon any of the Collateral or any other property of Borrower, now owned or hereafter acquired, except: (i) landlords', carriers', warehousemen's, mechanics' and other similar liens arising by operation of law in the ordinary course of Borrower's business; (ii) arising out of pledge or deposits under worker's compensation, unemployment insurance, old age pension, social security, retirement benefits or other similar legislation; (iii) purchase money Liens arising in the ordinary course of business (so long as the indebtedness secured thereby does not exceed the lesser of the cost or fair market value of the property subject thereto, and such Lien extends to no other property); (iv) Liens for unpaid taxes that are either (x) not yet due and payable, or (y) are subject of permitted protests;
(v) Liens which are the subject of permitted protests; (vi) those Liens and encumbrances set forth on Schedule "B" annexed hereto; and (vii) in favor of Lender; the term "permitted protests" as used herein means the right of the Borrower to protest any Lien (other than a Lien that secures the Obligations), tax (other than payroll taxes or taxes that are the subject of a federal or state tax lien) or rental payment, provided that (x) a reserve with respect to such liability is established on the books of the Borrower in an amount that is reasonably satisfactory to the Lender, (y) any such protest is instituted and diligently prosecuted by the Borrower in good faith, and (z) the Lender is satisfied that, while such protest is pending, there will be no impairment of the enforceability, validity or priority of any of the Liens of the Lender in and to the Collateral;

          (i)  (Dividends) pay any dividends on or make any distribution on
               -----------
account of (except, if Borrower is a Subchapter S corporation, consistent with paragraph (f) above) any class of Borrower's capital stock in cash or in property (other than additional shares of such stock), or redeem, purchase or otherwise acquire, directly or indirectly, any of such stock;

          (j)  (Loans) make any loans or advances to any individual,
               -------
partnership, trust or other corporation, including without limitation Borrower's directors, officers and employees, except advances to officers or employees with respect to expenses incurred by them in the ordinary course of their duties which are properly reimbursable by Borrower;

          (k)  (Guarantees) assume, guaranty, endorse or otherwise become
               ------------
directly or contingently liable in respect of (including without limitation by way of agreement, contingent or otherwise, to purchase, provide funds to or otherwise invest in a debtor or otherwise to assure a creditor against loss), any indebtedness (except guarantees by endorsement of instruments for deposit or collection in the ordinary course of business and guarantees in favor of Lender) of any individual, partnership, trust or other corporation;

          (l)  (Investments) (i) use any loan proceeds to purchase or carry any
               -------------
"margin stock" (as defined in Regulation U of the Board of Governors of the Federal Reserve System) or (ii) invest in or purchase any stock or securities of any individual, partnership, trust or other corporation except (x) readily marketable direct obligations of, or obligations guaranteed by, the United States of America or any agency thereof or (y) cash collateral maintained with Lender. Lender agrees to pay interest on any such cash collateral in an amount equal to the interest that would be paid by Fleet National Bank on certificates of deposit issued for a similar amount for a similar time period.

          (m)  (Transactions with Affiliates) enter into any lease or other
               ------------------------------
transaction with any shareholder, officer or affiliate on terms any less favorable than those which might be obtained at the time from persons who (or entities which) are not such a shareholder, officer or affiliate;

          (n)  (Subsidiaries) sell, transfer or otherwise dispose of any stock
               --------------
of any subsidiary of Borrower; or

          (o)  (Mergers, Consolidations or Sales) (a) merge or consolidate with
               ----------------------------------
or into any corporation; (b) enter into any joint venture or partnership with any person, firm or corporation; (c) convey, lease or sell all or any material portion of its property or assets or business to any other person, firm or corporation, except for the sale of Inventory in the ordinary course of its business; or (d) convey, lease or sell any of its assets to any person, firm or corporation for less than the fair market value thereof.

          For purposes of this section: "affiliate" shall mean any person or entity (i) which directly or indirectly controls, or is controlled by or is under common control with the Borrower or a subsidiary, (ii) which directly or indirectly beneficially holds or owns five (5%) percent or more of any class of voting stock of the Borrower or any subsidiary, or (iii) five (5%) percent or more of the voting stock of which is directly or indirectly beneficially owned or held by the Borrower or a subsidiary; "capital assets" shall mean assets that, in accordance with generally accepted accounting principles, are required or permitted to be depreciated or amortized on the Borrower's balance sheet; "capital expenditures" shall mean but not be limited to amounts paid during such fiscal year for capital assets or capital leases and shall include, in the case of a purchase, the entire purchase price and, in the case of a capital lease (but not an operating lease), the entire rental for the term; "capital leases" shall mean capital leases, conditional sales contracts and other title retention agreements relating to the purchase or acquisition of capital assets; "cash flow" shall mean EBITDA, minus unfinanced capital expenditures, minus taxes actually paid; "CMLTD" shall mean the current maturity of long term indebtedness paid during the applicable period, including but not limited to, amounts required to be paid during such period under capital leases; "control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any person or entity, whether through the ownership of voting securities, by contract or otherwise; "distributions" shall mean all payment or distributions to shareholders in cash or in property other than reasonable salaries, bonuses and expense reimbursements; "EBITDA" shall mean, for the applicable period, income from continuing operations before the payment of interest and taxes, plus depreciation and amortization, determined in accordance with generally accepted accounting principles; "fixed charges" shall mean interest, plus CMLTD; "indebtedness" shall mean (i) all liabilities for borrowed money, for the deferred purchase price of property or services, and under leases which are or should be, under generally accepted accounting principles, recorded as capital leases, in respect of which a person or entity is directly or indirectly, absolutely or contingently liable as obligor, guarantor, endorser or otherwise, or in respect of which such person or entity otherwise assures a creditor against loss, (ii) all liabilities of the type described in (i) above which are secured by (or for which the holder has an existing right, contingent or otherwise, to be secured by) any lien upon property owned by such person or entity, whether or not such person or entity has assumed or become liable for the payment thereof, and (iii) all other liabilities or obligations which would, in accordance with generally accepted accounting principles, be classified as liabilities of such person or entity; "interest" shall mean, for the applicable period, all interest paid or payable, including, but not limited to, interest paid or payable on indebtedness and on capital leases, determined in accordance with generally accepted accounting principles; "senior indebtedness" shall mean any indebtedness which is not subordinated indebtedness; "subordinated indebtedness" shall mean indebtedness which is expressly stated to be subordinated or junior in right of payment to Borrower's

Obligations to Lender in a manner and in a form which is satisfactory to Lender; "tangible capital base" shall mean Borrower's tangible net worth plus its subordinated indebtedness; "tangible net worth" shall mean Borrower's stockholders' equity determined in accordance with generally accepted accounting principles, consistently applied, subtracting therefrom (i) intangibles (as
                                  ----------- ---------
determined in accordance with such principles so applied) and (ii) accounts and indebtedness owing to Borrower from any employee or parent, subsidiary or other affiliate of Borrower; and "unfinanced capital expenditures" shall mean capital expenditures, minus long term indebtedness issued during the applicable period for the acquisition of capital assets.

14.  DEFAULT; RIGHTS AND REMEDIES UPON DEFAULT.

          (a) Upon the occurrence of any one or more of the following events (herein, "Events of Default"), Lender may decline to make any or all further loans hereunder or under any other agreements with Borrower, any and all Obligations of the Borrower to Lender shall become immediately due and payable, at the option of Lender and without notice or demand. The occurrence of any such Event of Default shall also constitute, without notice or demand, a default under all other agreements between Lender and the Borrower and instruments and papers given Lender by the Borrower, whether such agreements, instruments, or papers now exist or hereafter arise, namely:

          (i) The failure by the Borrower to pay when due any principal, interest, fees, costs, and expenses due pursuant to this Agreement.

          (ii) The failure by the Borrower to pay, when due, any other Obligations.

          (iii) Default by the Borrower in the observance or performance of any of the covenants or agreements of the Borrower contained in Sections 9(a) or 13 of this Agreement.

          (iv) The failure by the Borrower to promptly, punctually and faithfully perform, or observe any term, covenant or agreement on its part to be performed or observed pursuant to any of the provisions of this Agreement, other than those described in Sections 5(b), 5(f), 5(i), 9(a), 9(d), 13, or in any other agreement with Lender which is not remedied within the earlier of fifteen (15) days after (i) notice thereof by Lender to Borrower, or (ii) the date Borrower was required to give notice to Lender pursuant to Section 11(i) hereof.

          (v) The determination by Lender that any representation or warranty heretofore, now or hereafter made by the Borrower to Lender, in any documents, instrument, agreement, or paper was not true or accurate when given in any material respect.

          (vi) The occurrence of any event such that any material indebtedness of the Borrower from any lender other than Lender could be accelerated, notwithstanding that such acceleration has not taken place.

          (vii) The occurrence of any event which would cause a lien creditor, as that term is defined in Section 9-301 of the Code, to take priority over advances made by Lender.

          (viii) A filing against or relating to the Borrower of (A) a federal tax lien in favor of the United States of America or any political subdivision of the United States of America, or (B) a state tax lien in favor of any state of the United States of America or any political subdivision of any such state.

          (ix) The occurrence of any event of default under any agreement between Lender and the Borrower or instrument or paper given Lender by the Borrower, whether such agreement, instrument, or paper now exists or hereafter arises (notwithstanding that Lender may not have exercised its rights upon default under any such other agreement, instrument or paper).

          (x) Any act by, against, or relating to the Borrower, or its property or assets, which act constitutes the application for, consent to, or sufferance of the appointment of a receiver, trustee or other person, pursuant to court action or otherwise, over all, or any part of the Borrower's property.

          (xi) The granting of any trust mortgage or execution of an assignment for the benefit of the creditors of the Borrower, or the occurrence of any other voluntary or involuntary liquidation or extension of debt agreement for the Borrower; the failure by the Borrower to generally pay the debts of the Borrower as they mature; adjudication of bankruptcy or insolvency relative to the Borrower; the entry of an order for relief or similar order with respect to the Borrower in any proceeding pursuant to Title 11 of the United States Code entitled "Bankruptcy" (hereinafter the "Bankruptcy Code") or any other federal bankruptcy law; the filing of any complaint, application, or petition by or against the Borrower initiating any matter in which the Borrower is or may be granted any relief from the debts of the Borrower pursuant to the Bankruptcy Code or any other insolvency statute or procedure; the calling or sufferance of a meeting of creditors of the Borrower; the meeting by the Borrower of a formal or informal creditor's committee; the offering by or entering into by the Borrower of any composition, extension or any other arrangement seeking relief or extension for the debts of the Borrower, or the initiation of any other judicial or non-judicial proceeding or agreement by, against or including the Borrower which seeks or intends to accomplish a reorganization or arrangement with creditors.

          (xii) The entry of any judgment(s) against Borrower, which judgment(s) is not satisfied or appealed from (with execution or similar process stayed) within thirty (30) days of its entry.

          (xiii) The occurrence of any event or circumstance with respect to the Borrower such that Lender shall believe in good faith that the prospect of payment of all or any part of the Obligations or the performance by the Borrower under this Agreement or any other agreement between Lender and the Borrower is impaired or there shall occur any material adverse change in the business or financial condition of the Borrower.

          (xiv) The entry of any court order which enjoins, restrains or in any way prevents the Borrower from conducting all or any part of its business affairs in the ordinary course of business.

          (xv) The service of any process upon Lender seeking to attach by trustee process any funds of the Borrower on deposit with Lender.

          (xvi) Any change in the identity, authority or responsibilities of any person having management or policy authority with respect to the Borrower from that existing at the execution of this Agreement, unless such person is replaced within thirty (30) days by another person acceptable to Lender.

          (xvii) The occurrence of any material uninsured loss, theft, damage or destruction to any material asset(s) of the Borrower.

          (xviii) Any act by or against, or relating to the Borrower or its assets pursuant to which any creditor of the Borrower seeks to reclaim or repossess or reclaims or repossesses all or a portion of the Borrower's assets.

          (xix) The death, termination of existence, dissolution, or liquidation of the Borrower, or the ceasing to carry on actively any substantial part of Borrower's current business.

          (xx) This Agreement shall, at any time after its execution and delivery and for any reason, cease (A) to create a valid and perfected first priority security interest in and to the property purported to be subject to this Agreement; or (B) to be in full force and effect or shall be declared null and void, or the validity or enforceability hereof shall be contested by the Borrower or any guarantor of the Borrower denies it has any further liability or obligation hereunder.

          (xxi) Any of the following events occur or exist with respect to the Borrower or any ERISA affiliate: (A) any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Internal Revenue
     Code) involving any Plan; (B) any "reportable event" (as defined in Section 4043 of ERISA and the regulations issued under such Section) shall occur with respect to any Plan; (C) The filing under Section 4041 of ERISA of a notice of intent to terminate any Plan or the termination of any Plan; (D) any event or circumstance exists which might constitute grounds entitling the Pension Benefit Guaranty Corporation (PBGC) to institute proceedings under Section 4042 of ERISA for the termination of, or for the appointment of a trustee to administer, any Plan, or the institution by the PBGC of any such proceedings; (E) or partial withdrawal under Section 4201 or 4204 of ERISA from a Multiemployer Plan or the reorganization, insolvency, or termination of any Multiemployer Plan; and in each case above, such event or condition, together with all other events or conditions, if any, could in the opinion of Lender subject the Borrower to any tax, penalty, or other liability to a Plan, a Multiemployer Plan, the PBGC, or otherwise.

          (xxii) The occurrence of (A) any of the Events of Default described in Sections 14(vi), 14(viii), 14(xi), 14(xii), or 14(xix), with respect to any guarantor to Lender of the Obligations, as if such guarantor were the "Borrower" described therein, or (B) the failure by any guarantor to Lender of the Obligations to perform in accordance with the terms of any agreement between such guarantor and the Lender.

          (xxiii)   The termination of any guaranty by any guarantor of the
     Obligations.

          Upon the occurrence and during the continuance of an Event of Default, Lender may declare any obligation Lender may have hereunder to be cancelled, declare all Obligations of Borrower to be due and payable and proceed to enforce payment of the Obligations and to exercise any and all of the rights and remedies afforded to Lender by the Uniform Commercial Code or under the terms of this Agreement or otherwise. In addition, upon the occurrence and during the continuation of an Event of Default, if Lender proceeds to enforce payment of the Obligations, Borrower shall be obligated to deliver to Lender cash collateral in an amount equal to the aggregate amounts then undrawn on all outstanding Letters of Credit or acceptances issued or guaranteed by Lender for the account of Borrower, if any, and Lender may proceed to enforce payment of the same and to exercise all rights and remedies afforded to Lender by the Uniform Commercial Code or under the terms of this Agreement or otherwise. Upon the occurrence of, and during the continuance of, an Event of Default, the Borrower, as additional compensation to the Lender for its increased credit risk, promises to pay interest on all Obligations (including, without limitation, principal, whether or not past due, past due interest and any other amounts past due under this Agreement) at a per annum rate of three (3%) percent greater than the rate of interest then specified in Section 5 of this Agreement.

          (b) Upon the filing of any complaint, application, or petition by or against the Borrower initiating any matter in which the Borrower is or may be granted any relief from the debts of the Borrower pursuant to the Bankruptcy Code, Lender's obligation hereunder shall be cancelled immediately, automatically, and without notice, and all Obligations of the Borrower then outstanding shall become immediately due and payable without presentation, demand, or notice of any kind to the Borrower.

          (c) Any sale or other disposition of the Collateral may be at public or private sale upon such terms and in such manner as the Lender deems advisable, having due regard to compliance with any statute or regulation which might affect, limit or apply to the Lender's disposition of the Collateral. The Lender may conduct any such sale or other disposition of the Collateral upon the Borrower's premises. Unless the Collateral is perishable or threatens to decline speedily in value, or is of a type customarily sold on a recognized market (in which event the Lender shall provide the Borrower with such notice as may be practicable under the circumstances), the Lender shall give the Borrower at least the greater of the minimum notice required by law or seven (7) days prior written notice of the date, time and place of any proposed public sale, and of the date after which any private sale or other disposition of the Collateral may be made. The Lender may purchase the Collateral, or any portion of it at any such sale.

          (d) In connection with the Lender's exercise of the Lender's rights after the occurrence of an Event of Default, the Lender may enter upon, occupy and use any premises owned or occupied by the Borrower, and may exclude the Borrower from such premises or portion thereof as may have been so entered upon, occupied, or used by the Lender. The Lender shall not be required to remove any of the Collateral from any such premises upon the Lender's taking possession thereof, and may render any Collateral unusable to the Borrower. In no event, absent gross negligence or willful misconduct, shall the Lender be liable to the Borrower for use or occupancy by the Lender of any premises pursuant to this Agreement.

          (e) Upon the occurrence and during the continuation of any Event of Default, the Lender may require the Borrower to assemble the Collateral and make it available to the Lender at the Borrower's sole risk and expense at a place or places which are reasonably convenient to both the Lender and the Borrower.

15. PROCESSING AND SALES OF INVENTORY. So long as Borrower is not in default hereunder, Borrower shall have the right, in the regular course of business, to process and sell Borrower's Inventory. A sale in the ordinary course of business shall not include a transfer in total or partial satisfaction of a debt.

16. WAIVER OF JURY TRIAL. BORROWER AND Lender EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT IT MAY HAVE OR HEREAFTER HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. Borrower hereby certifies that neither Lender nor any of its representatives, agents or counsel has represented, expressly or otherwise, that Lender would not, in the event of any such suit, action or proceeding, seek to enforce this waiver of right to trial by jury. Borrower acknowledges that Lender has been induced to enter into this Agreement by, among other things, this waiver. Borrower acknowledges that it has read the provisions of this Agreement and in particular, this section; has consulted legal counsel; understands the right it is granting in this Agreement and is waiving in this section in particular; and makes the above waiver knowingly, voluntarily and intentionally.

17. CONSENT TO JURISDICTION. Borrower and Lender agree that any action or proceeding to enforce or arising out of this Agreement may be commenced in the Superior Court for the judicial District of Hartford or the United States District Court for the District of Connecticut at Hartford, and Borrower waives personal service of process and agrees that a summons and complaint commencing an action or proceeding in any such court shall be properly served and confer personal jurisdiction if served by registered or certified mail to Borrower, or as otherwise provided by the laws of the State of Connecticut or the United States of America.

18.  TERMINATION

         (a) Unless renewed in writing, this Agreement shall terminate on August 31, 2001 (the "Termination Date"), and all Obligations shall be due and payable in full without presentation, demand, or further notice of any kind, whether or not all or any part of the Obligations is otherwise due and payable pursuant to the agreement or instrument evidencing same. Lender may terminate this Agreement immediately and without notice upon the occurrence of an Event of Default. Notwithstanding the foregoing or anything in this Agreement or elsewhere to the contrary, the security interest, Lender's rights and remedies hereunder and Borrower's obligations and liabilities hereunder shall survive any termination of this Agreement and shall remain in full force and effect until all of the Obligations outstanding, or contracted or committed for (whether or not outstanding), before the receipt of such notice by Lender, and any extensions or renewals thereof (whether made before or after receipt of such notice), together with interest accruing thereon after such notice, shall be finally and irrevocably paid in full. No Collateral shall be released or financing statement terminated until such final and irrevocable payment in full of the Obligations, as described in the preceding sentence.

          (b) If Borrower pays in full all or substantially all of the Obligations prior to the Termination Date, other than temporarily from funds internally generated in the ordinary course of business, at the time of such payment Borrower shall also pay to Lender a prepayment premium in an amount equal to: (i) five (5%) percent of the Credit Limit, if paid during the first year after the date of this Agreement, and (ii) three (3%) percent of the Credit Limit, if prepaid during the second year after the date of this Agreement. Any tender of payment in full of the Obligations following an acceleration by Lender of the Obligations pursuant to Section 14 shall be for purposes of this section deemed to be a prepayment requiring Borrower to pay the aforementioned prepayment premium.

          Such prepayment premium shall be paid to Lender as liquidated damages for the loss of the bargain by Lender and not as a penalty.

          The foregoing notwithstanding, Lender will waive the three (3%) percent prepayment premium in the second year if Borrower pays all of its Obligations to Lender with the proceeds of a loan from USTrust or any successor to USTrust.

          (c) In the event that Lender continues to make loans hereunder after the Termination Date without a written extension of the Termination Date, all such loans: (i) shall be made in the sole and absolute discretion of Lender; and
(ii) shall, together with all other Obligations, be payable thereafter ON
DEMAND.

19.  MISCELLANEOUS.

          (a) No delay or omission on the part of Lender in exercising any rights shall operate as a waiver of such right or any other right. Waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion. All Lender's rights and remedies, whether evidenced hereby or by any other agreement, instrument or paper, shall be cumulative and may be exercised singularly or concurrently.

          (b) Lender is authorized to make loans under the terms of this Agreement upon the request, either written or oral, in the name of Borrower or any authorized person whose name appears at the end of this Agreement or of any of the following named person, or persons, from time to time, holding the following offices of Borrower, President, Treasurer and such other officers and authorized signatories as may from time to time be set forth in separate banking and borrowing resolutions.

          (c) This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties hereto; provided,
                                                                 --------
however, that Borrower may not assign this Agreement or any rights or duties
-------
hereunder without Lender's prior written consent and any prohibited assignment shall be absolutely void. No consent to an assignment by Lender shall release Borrower from its Obligations. Lender may assign this Agreement and its rights and duties hereunder and no consent or approval by Borrower is required in connection with any such assignment. Lender reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in Lender's rights and benefits hereunder. In connection with any assignment or participation, Lender may disclose all documents and information which Lender now or hereafter may have relating to Borrower or Borrower's business. To the extent that Lender assigns its rights and obligations hereunder to another party, Lender thereafter shall be released from such assigned obligations to Borrower and such assignment shall effect a novation between Borrower and such other party.

          (d) Borrower agrees that any and all loans made by Lender to Borrower or for its account under this Agreement shall be conclusively deemed to have been authorized by Borrower and to have been made pursuant to duly authorized requests therefor on its behalf.

          (e) Unless otherwise defined in this Agreement, capitalized words shall have the meanings set forth in the Uniform Commercial Code as in effect in the Commonwealth of Massachusetts as of the date of this Agreement.

          (f) Paragraph and section headings used in this Agreement are for convenience only, and shall not effect the construction of this Agreement. If one or more provisions of this Agreement (or the application thereof) shall be invalid, illegal or unenforceable in any respect in any jurisdiction, the same shall not, invalidate or render illegal or unenforceable such provision (or its application) in any other jurisdiction or any other provision of this Agreement (or its application). This Agreement is the entire agreement of the parties with respect to the subject matter hereof and supersedes any prior written or verbal communications or instruments relating thereto.

          (g) Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other loan document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested ), overnight courier, or telefacsimile to Borrower or to Lender, as the case may be, at its address set forth below:

          If to Lender:                    American Commercial Finance
                                           Corporation
                                           433 South Main Street
                                           West Hartford, Connecticut  06110
                                           Attn: Richard E. Mount, President
                                           Telephone:  (800) 970-9997
                                           Telecopier: (800) 217-0500

          With a copy to:                  Michael J. Ruberto, Esq.
                                           Shapiro, Israel & Weiner, P.C.
                                           100 North Washington Street
                                           Boston, Massachusetts 02110
                                           Telephone:  (617) 742-4200
                                           Telecopier: (617) 742-2355

          If to Borrower:                  Aseco Corporation
                                           500 Donald Lynch Boulevard
                                           Marlboro, Massachusetts 01752
                                           Attn: Sebestian J. Sicari, President
                                           Telephone:  (508) 481-8896
                                           Telecopier:

          With a copy to:                  Robert V. Jahrling, Esq.
                                           Choate, Hall & Stewart
                                           Exchange Place, 53 State Street
                                           Boston, Massachusetts 02109
                                           Telephone: (617) 248-5000
                                           Telecopier:(617) 248-4000

          The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other. All notices or demand sent in accordance with this section shall be deemed received on the earlier of the date of actual receipt or three (3) days after the deposit thereof in the mail.

          (h) Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against Lender or Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.

          (i) Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

          (j) This Agreement, together with the other documents and instruments executed concurrently herewith represent the entire and final understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by evidence of any prior, contemporaneous or subsequent other agreement, oral or written, before the date hereof.

          (k) This Agreement can only be amended by a writing signed by both Lender and Borrower.

          (l) This Agreement and other financing agreements, and all transactions, assignments and transfers hereunder and thereunder, and all the rights of the parties, shall be governed as to validity, construction, enforcement and in all other respects by the laws of the State of Connecticut (but not its conflicts of law provisions). Borrower hereby designates and appoints, without power of revocation, the Secretary of the State of Connecticut as Borrower's agent upon whom may be served all process, pleadings, notices or other papers which may be served upon it as a result of any of its Obligations under this Agreement. Borrower agrees that the Superior Court for the Judicial District of Hartford or the United States District Court for the District of Connecticut at Hartford shall have jurisdiction to hear and determine any claims or disputes pertaining to the financing transactions of which this Agreement is a part and/or to any matter arising or in any way related to this Agreement or any other agreement between Lender and Borrower, and Borrower expressly submits and consents in advance to such jurisdiction in any action or proceeding.

20.  WAIVERS.

          (a) BORROWER ACKNOWLEDGES THAT THE LOAN EVIDENCED HEREBY IS A COMMERCIAL TRANSACTION AND WAIVES ITS RIGHT TO NOTICE AND HEARING UNDER CHAPTER 903a OF THE CONNECTICUT GENERAL STATUTES, OR AS OTHERWISE ALLOWED BY ANY STATE OR FEDERAL LAW WITH RESPECT TO ANY PREJUDGMENT REMEDY WHICH LENDER MAY DESIRE TO USE, AND FURTHER WAIVES ITS RIGHTS TO REQUEST THAT LENDER POST A BOND, WITH OR WITHOUT SURETY, TO PROTECT BORROWER AGAINST DAMAGES THAT MAY BE CAUSED BY ANY PREJUDGMENT REMEDY SOUGHT OR OBTAINED BY LENDER. BORROWER FURTHER WAIVES DILIGENCE, DEMAND, PRESENTMENT FOR PAYMENT, NOTICE OF NONPAYMENT, PROTEST AND NOTICE OF ANY RENEWALS OR EXTENSIONS.

          (b) BORROWER HEREBY WAIVES TRIAL BY JURY IN ANY COURT IN ANY SUIT, ACTION OR PROCEEDING ON ANY MATTER ARISING IN CONNECTION WITH OR IN ANY WAY RELATED TO THE FINANCING TRANSACTIONS OF WHICH THIS AGREEMENT IS A PART AND/OR THE ENFORCEMENT OF ANY OF LENDER'S RIGHTS, INCLUDING WITHOUT LIMITATION, TORT CLAIMS. BORROWER ACKNOWLEDGES THAT IT MAKES THIS WAIVER KNOWINGLY, VOLUNTARILY, WITHOUT DURESS AND ONLY AFTER CONSIDERATION OF THE RAMIFICATIONS OF THIS WAIVER WITH ITS ATTORNEYS. BORROWER FURTHER ACKNOWLEDGES THAT LENDER HAS NOT REPRESENTED TO BORROWER THAT THE PROVISIONS OF THIS PARAGRAPH WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

          (c) BORROWER ACKNOWLEDGES THAT IT MAKES THE FOREGOING WAIVERS IN (a) AND (b) ABOVE, KNOWINGLY, VOLUNTARILY, WITHOUT DURESS AND ONLY AFTER CONSIDERATION OF THE RAMIFICATIONS OF SUCH WAIVERS WITH ITS ATTORNEYS.


Witnessed by:                           ASECO CORPORATION



______________________________          By:/s/ Mary R. Barletta
                                           ---------------------------
______________________________________     Mary R. Barletta, Treasurer

                                   AMERICAN COMMERCIAL FINANCE
                                   CORPORATION


                                   By:/s/ Richard E.Mount
                                      -------------------------------

                                         Richard E. Mount, President


                         COMMONWEALTH OF MASSACHUSETTS

Suffolk, ss.                        August 19, 1999

     Then personally appeared the above-named, Mary R. Barletta, Treasurer, and acknowledged the foregoing instrument to be the free act and deed of Aseco Corporation, before me,


                                    /s/Michael J. Ruberto, Notary Public
                                    My Commission Expires: June 15, 2001


                                       27